Exhibit 99.1

CORESITE REPORTS FIRST-QUARTER REVENUE AND FFO PER SHARE GROWTH
OF 24% AND 34% YEAR OVER YEAR, RESPECTIVELY

2016 FFO per share guidance increased $0.14, or 4%

DENVER, CO — April 28, 2016 — CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions to growing communities of interest across the U.S., today announced financial results for the first quarter ended March 31, 2016.

Quarterly Highlights

•                  Reported first-quarter funds from operations (“FFO”) of $0.86 per diluted share and unit, representing 34.4% growth year over year

•                  Reported first-quarter total operating revenues of $92.5 million, representing a 23.9% increase year over year

•                  Executed 119 new and expansion data center leases comprising 102,678 net rentable square feet (NRSF), representing $22.5 million of annualized GAAP rent at a rate of $219 per square foot

•                  Commenced 45,965 net rentable square feet of new and expansion leases representing $7.5 million of annualized GAAP rent at a rate of $164 per square foot

•                  Realized rent growth on signed renewals of 3.7% on a cash basis and 9.2% on a GAAP basis and experienced rental churn of 1.6%

Tom Ray, CoreSite’s Chief Executive Officer, commented, “We continued to execute on our business plans, producing a solid first quarter. We’re pleased to deliver strong sales in conjunction with a further increase in Adjusted EBITDA margin.” Mr. Ray continued, “Importantly, our work with our key global cloud-service partners continues to bear fruit and we believe that in the first quarter we drove additional value across our platform. We continue to believe that the combination of our commitment to serve the customer and the strong cloud and network capabilities associated with our platform brings differentiated value to enterprise customers from around the world.”

Financial Results

CoreSite reported FFO per diluted share and unit of $0.86 for the three months ended March 31, 2016, an increase of 34.4% compared to $0.64 per diluted share and unit for the three months ended March 31, 2015. On a sequential-quarter basis, FFO per diluted share and unit increased 7.5%.

Total operating revenues for the three months ended March 31, 2016, were $92.5 million, a 23.9% increase year over year and an increase of 1.7% on a sequential-quarter basis. CoreSite reported first-quarter net income attributable to common shares of $11.3 million, or $0.37 per diluted share.

Sales Activity

CoreSite executed 119 new and expansion data center leases representing $22.5 million of annualized GAAP rent during the first quarter, comprised of 102,678 NRSF at a weighted-average GAAP rental rate of $219 per NRSF. These totals include a previously-announced 80,000 NRSF lease at SV7.

CoreSite’s first-quarter data center lease commencements totaled 45,965 NRSF at a weighted average GAAP rental rate of $164 per NRSF, which represents $7.5 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the first quarter totaled $9.7 million in annualized GAAP rent, comprised of 56,333 NRSF at a weighted-average GAAP rental rate of $173 per NRSF, reflecting a 3.7% increase in rent on a cash basis and a 9.2% increase on a GAAP basis. The first-quarter rental churn rate was 1.6%.

Development Activity

Santa Clara — During the first quarter, CoreSite had 230,000 square feet of turn-key data center capacity under construction at SV7. As of March 31, 2016, CoreSite had incurred $58.5 million of the estimated $190.0 million required to complete this development and expects to substantially complete construction in the middle of 2016. Additionally, as of the end of the first quarter, CoreSite had incurred $26.9 million of the estimated $30.0 million required to complete the previously-announced 136,580 square-foot SV6 build-to-suit development. CoreSite expects to substantially complete SV6 and commence the associated lease during the second quarter of 2016.

Northern Virginia — During the first quarter, CoreSite placed into service 48,317 NRSF associated with Phase 3 at VA2; this capacity was 50% leased and occupied at March 31, 2016. Additionally, as of the end of the first quarter, CoreSite had 48,137 square feet of data center space under construction in Phase 4 at VA2 and had incurred $5.6 million of the estimated $8.0 million required to complete this project. CoreSite expects to complete construction of Phase 4 during the second quarter of 2016.

Los Angeles — As of March 31, 2016, CoreSite had 43,345 square feet of data center space under construction at LA2 and had incurred $15.6 million of the estimated $18.0 million required to complete this project. Construction at LA2 is expected to be completed in the second quarter of 2016.

Boston — During the first quarter, CoreSite placed into service 14,031 NRSF, comprised of one computer room at BO1.

Balance Sheet and Liquidity

As of March 31, 2016, CoreSite had net principal debt of $457.8 million, correlating to 2.4 times first-quarter annualized adjusted EBITDA, and net principal debt and preferred stock outstanding of $572.8 million, correlating to 3.0 times first-quarter annualized adjusted EBITDA.

On February 2, 2016, CoreSite entered into a new five-year, $100 million term loan by exercising a portion of the accordion under CoreSite’s $500 million senior unsecured credit facility. CoreSite used the term loan proceeds to pay down a portion of the balance on its existing revolving credit facility, as well as for general corporate purposes.

At quarter end, CoreSite had $3.2 million of cash available on its balance sheet and $233.5 million of capacity available under its revolving credit facility.

Dividend

On March 3, 2016, CoreSite announced a dividend of $0.53 per share of common stock and common stock equivalents for the first quarter of 2016. The dividend was paid on April 15, 2016, to shareholders of record on March 31, 2016.

CoreSite also announced on March 3, 2016, a dividend of $0.4531 per share of Series A preferred stock for the period January 15, 2016, to April 14, 2016. The preferred dividend was paid on April 15, 2016, to shareholders of record on March 31, 2016.

2016 Guidance

CoreSite is increasing its 2016 guidance of FFO per diluted share and unit to a range of $3.52 to $3.60 from the previous range of $3.37 to $3.47. In addition, CoreSite is increasing its 2016 guidance for net income attributable to common shares to a range of $1.28 to $1.36 from the previous range of $1.13 to $1.23 per diluted share, with the difference between FFO and net income being real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates.

Upcoming Conferences and Events

CoreSite will participate in the Stephens Spring Investment Conference on June 7, 2016, at the New York Palace Hotel in New York, NY and NAREIT’s REITWeek conference from June 8, 2016, through June 9, 2016, at the Waldorf Astoria in New York, NY.

Conference Call Details

CoreSite will host a conference call on April 28, 2016, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers. The passcode for the replay is 13632079. The replay will be available until May 5, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 900 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 350+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | Vice President of Investor Relations
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheets

(in thousands)

	March 31, 2016	December 31, 2015
Assets:
Investments in real estate:
Land	$76,217	$74,819
Buildings and improvements	1,086,521	1,037,127
	1,162,738	1,111,946
Less: Accumulated depreciation and amortization	(303,093)	(284,219)
Net investment in operating properties	859,645	827,727
Construction in progress	200,232	183,189
Net investments in real estate	1,059,877	1,010,916
Cash and cash equivalents	3,200	6,854
Accounts and other receivables, net	16,104	12,235
Lease intangibles, net	4,191	4,714
Goodwill	41,191	41,191
Other assets, net	93,098	86,633
Total assets	$1,217,661	$1,162,543

Liabilities and equity:
Liabilities
Debt, net	$458,727	$391,007
Accounts payable and accrued expenses	68,085	75,783
Accrued dividends and distributions	28,158	28,104
Deferred rent payable	7,614	7,934
Acquired below-market lease contracts, net	4,477	4,693
Unearned revenue, prepaid rent and other liabilities	31,577	28,717
Total liabilities	598,638	536,238

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	303	301
Additional paid-in capital	393,516	390,200
Accumulated other comprehensive loss	(2,255)	(493)
Distributions in excess of net income	(94,002)	(88,891)
Total stockholders’ equity	412,562	416,117
Noncontrolling interests	206,461	210,188
Total equity	619,023	626,305

Total liabilities and equity	$1,217,661	$1,162,543

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Operating revenues:
Data center revenue:
Rental revenue	$50,371	$50,018	$41,323
Power revenue	25,574	24,713	19,567
Interconnection revenue	12,742	12,024	10,215
Tenant reimbursement and other	1,830	2,246	1,416
Total data center revenue	90,517	89,001	72,521
Office, light-industrial and other revenue	1,963	1,918	2,134
Total operating revenues	92,480	90,919	74,655

Operating expenses:
Property operating and maintenance	24,663	23,840	19,678
Real estate taxes and insurance	3,065	3,723	1,935
Depreciation and amortization	24,770	24,493	22,816
Sales and marketing	4,221	4,117	3,782
General and administrative	8,720	9,718	7,865
Rent	5,417	5,385	5,243
Impairment of internal-use software	—	322	—
Transaction costs	3	—	—
Total operating expenses	70,859	71,598	61,319

Operating income	21,621	19,321	13,336
Gain on real estate disposal	—	—	36
Interest income	1	1	2
Interest expense	(2,012)	(1,921)	(1,265)
Income before income taxes	19,610	17,401	12,109
Income tax expense	(4)	(14)	(49)
Net income	19,606	17,387	12,060

Net income attributable to noncontrolling interests	6,261	5,960	5,408
Net income attributable to CoreSite Realty Corporation	13,345	11,427	6,652
Preferred stock dividends	(2,084)	(2,085)	(2,084)
Net income attributable to common shares	$11,261	$9,342	$4,568

Net income per share attributable to common shares:
Basic	$0.37	$0.32	$0.21
Diluted	$0.37	$0.32	$0.21

Weighted average common shares outstanding:
Basic	30,252,693	28,747,900	21,372,157
Diluted	30,694,747	29,183,879	21,978,307

Reconciliations of Net Income to FFO

(in thousands, except per share data)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net income	$19,606	$17,387	$12,060
Real estate depreciation and amortization	23,385	22,873	20,253
Gain on real estate disposal	—	—	(36)
FFO	$42,991	$40,260	$32,277
Preferred stock dividends	(2,084)	(2,085)	(2,084)
FFO available to common shareholders and OP unit holders	$40,907	$38,175	$30,193

Weighted average common shares outstanding - diluted	30,695	29,184	21,978
Weighted average OP units outstanding - diluted	16,856	18,295	25,361
Total weighted average shares and units outstanding - diluted	47,551	47,479	47,339

FFO per common share and OP unit - diluted	$0.86	$0.80	$0.64

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliations of earnings before interest, taxes, depreciation and amortization (EBITDA):

(in thousands)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net income	$19,606	$17,387	$12,060
Adjustments:
Interest expense, net of interest income	2,011	1,920	1,263
Income taxes	4	14	49
Depreciation and amortization	24,770	24,493	22,816
EBITDA	$46,391	$43,814	$36,188
Non-cash compensation	2,093	1,809	1,569
Gain on real estate disposal	—	—	(36)
Transaction costs / litigation	3	1,750	230
Impairment of internal-use software	—	322	—
Adjusted EBITDA	$48,487	$47,695	$37,951

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.